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               VARIAN ASSOCIATES, INC. AND SUBSIDIARY COMPANIES       EXHIBIT 11
               COMPUTATION OF EARNINGS PER SHARE IN ACCORDANCE
                    WITH INTERPRETIVE RELEASE NO. 34-9083
                                  UNAUDITED

                                                                   First Quarter Ended
                                                               -----------------------------
                                                                Dec 31,              Jan 1,
(Shares in Thousands)                                            1993                 1993
                                                               ---------            --------
Actual weighted average shares outstanding for the period        17,277              18,040

Dilutive employee stock options                                     545                 420
                                                                 ------              ------
Weighted average shares outstanding for the period               17,822              18,460
                                                                =======             =======
(Dollars in thousands, except per share amounts)

Earnings applicable to fully diluted earnings per share         $11,664             $ 6,563
                                                                =======             =======
Earnings per share based on SEC interpretive release
  No. 34-9083:

Earnings per share - Fully Diluted (1)                            $0.65               $0.36
                                                                  =====               =====





(1) There is no significant difference between fully diluted earnings per share and primary earnings per share.






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